Exhibit 99.1

   Gastar Exploration Announces Successful Donelson #3 Bossier Well

    HOUSTON--(BUSINESS WIRE)--June 1, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) is pleased to announce that it has drilled the Donelson #3 well, located in Leon County, Texas, to a total depth of 19,200 feet. Based on preliminary analysis of electric logs and natural gas shows encountered during drilling, the well encountered approximately 100 net feet of apparent pay in five Bossier sands. Gastar is in the process of installing production casing to total depth and will then begin initial completion and testing of the Bossier pay zones. The initial completion activities are expected to take approximately 30 days and, if successful, initial natural gas sales are expected shortly thereafter. Gastar has a 67% after casing point ("ACP") working interest with Chesapeake Energy Corporation (NYSE:CHK) owning the remaining 33% ACP working interest.

    Gastar is nearing total depth on the John Parker #3 well and currently is running intermediate casing. The John Parker #3 well, a Knowles limestone vertical well, is expected to reach a projected total depth of 13,850 feet in approximately 10 days.

    J. Russell Porter, Gastar's President and Chief Executive Officer, made the following comments on these well results, "The Donelson #3 well encountered several Bossier sands that are expected to result in higher production rates and higher gross ultimate recoverable reserves than our average Bossier well to date. Further, this well is located on the crest of the Hilltop structure and is additional confirmation of the presence of a series of deeper Bossier sands across our Hilltop structure acreage. We are currently evaluating plans for either a single zone or multiple zone completion within the Bossier formation."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with low-risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238) located in New South Wales and the Gippsland Basin located in Victoria.

    Safe Harbor Statement and Disclaimer:

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             or
             Michael A. Gerlich, 713-739-1800
             mgerlich@gastar.com
             www.gastar.com